UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2016

T. Rowe Price Group, Inc.
(Exact name of registrant as specified in its charter)

Maryland	000-32191	52-2264646
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 East Pratt Street, Baltimore, Maryland 21202

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (410) 345-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - OTHER EVENTS.

Item 8.01. Other Events

On June 6, 2016, T. Rowe Price Group, Inc. (the “Company) disclosed that it would pay up to approximately $194 million to certain T. Rowe Price mutual funds, trusts, separately managed accounts, and subadvised clients (collectively “T. Rowe Price Clients”) to compensate them for the difference in valuation and statutory interest, resulting from the denial of appraisal rights to the T. Rowe Price Clients by the Delaware Chancery Court in connection with the 2013 leveraged buyout of Dell, Inc. (“Dell”).

As a result of settlement agreements, the Company now expects the previously disclosed one-time charge it will record in its second quarter of 2016 results will be reduced to approximately $166 million, which is expected to reduce net income, after tax, by about $100 million or approximately $0.39 in diluted earnings per share of common stock.

Information included within this report contains certain forward-looking information relating to our operating expenses, net income and earnings per share on common stock. Forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. Actual results may differ materially from those in forward-looking information because of various factors including, but not limited to, those discussed in Item 1A, Risk Factors, of our Form 10-K Annual Report for 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T. Rowe Price Group, Inc.

By: /s/ Kenneth V. Moreland
Vice President, Chief Financial Officer and Treasurer
Date: July 1, 2016